EXHIBIT (j).

Consent of Ernst & Young LLP

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated April 21, 2006 on the financial statements and financial highlights of The Weitz Funds, in Post-Effective Amendment Number 9 to the Registration Statement (Form N-1A, No. 333-107797), included in the Annual Reports to Shareholders for the fiscal year ended March 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Cincinnati, Ohio
July 27, 2006